Callidus Software Announces Second Quarter 2008 Results

Subscription and Support Revenues $10.1 Million, Up 68% Year Over Year; On-Demand Margins and Cash Flow Strong in Quarter

SAN JOSE, CA -- 07/29/2008 -- Callidus Software Inc. (NASDAQ: CALD), the leader in Sales Performance Management (SPM), today announced financial results for the second quarter ended June 30, 2008.

Total second quarter revenues were $23.5 million, down 12% compared to the second quarter of 2007. License revenues for the second quarter were $1.9 million. Second quarter license revenues exclude two transactions totaling an additional $2.7 million that were signed in the second quarter, but for which third-party elements necessary for revenue recognition had not been satisfied prior to quarter end. The third-party elements in both of the transactions have since been satisfied and Callidus has already recognized $2.7 million of license revenues in the third quarter of 2008.

Subscription and support revenues for the second quarter were $10.1 million, an increase of 68% over the second quarter of 2007. Services and other revenues for the second quarter were $11.5 million, down 13% from the second quarter of 2007. The net new Annual Contract Value (ACV) of on-demand bookings in the second quarter was $3.3 million, up from $1.1 million in the second quarter of 2007, bringing the cumulative ACV to $23.5 million.

Second quarter GAAP net loss was $4.7 million or ($0.16) per share, which included $2.2 million of stock-based compensation expense. This compares to net loss of $2.8 million, or ($0.10) per share, for the second quarter of 2007, which included $1.5 million of stock-based compensation expense.

Cash and investments totaled $48.7 million at June 30, 2008, an increase of $6.5 million from March 31, 2008. The increase is primarily due to changes in working capital.

"I am pleased that our financial results reflect positive momentum in key areas associated with our transformation to a SaaS, recurring revenue-based business," said Leslie Stretch, president and CEO at Callidus Software. "We had a 200% increase in our on-demand bookings as compared to the second quarter of 2007 and with 20 deals closed between our on-demand and on-premise businesses, we had a solid number of sales transactions. As important, we saw gross margins for our on-demand offering improve to 45% in the second quarter of 2008, which is up from 22% in the first quarter. Services revenues were lower due in part to our transition to on-demand implementations, which average less than half the time of our perpetual, on-premise implementations."

Recent Business Highlights

--  Callidus now has over 63,000 payees signed up for its Callidus On-
    Demand solution, up from 11,000 one year ago.
--  Callidus launched an offshore center for development, technical support, and services in Hyderabad, India.
--  Callidus expanded its list of international customers, including new customers in Brazil, France, Norway and Pakistan.
--  Callidus was ranked 4th on CIOZone's "Surging 60" list of fast-growing software companies.
--  Callidus was added to the Russell 2000 Index.

Financial Outlook

--  Total revenue for the third quarter of 2008 is expected to be between
    $25.5 million and $27.0 million.
--  GAAP Operating expenses, including stock-based compensation of approximately $2.0 million, are expected to be between $15.0 million and
    $16.0 million in the third quarter of 2008.

Conference Call

A conference call to discuss the second quarter 2008 results and outlook is scheduled for 1:30 p.m. Pacific Daylight Time (PDT). The conference call will be available via live webcast at the Investor Relations section of Callidus Software's website at www.callidussoftware.com. To participate in the call via telephone, the dial-in number will be 866-770-7120 (international: +1 617-213-8065), passcode 56798788.

A webcast replay and telephone playback of the conference call will be available after 3:30 p.m. PDT today through August 5, 2008. The webcast replay will be available at the Investor Relations section of Callidus Software's website under Calendar of Events. The telephone replay will be available by calling 888-286-8010 (International: +1 617-801-6888) passcode 76357792.

About Callidus Software®

Callidus Software (www.callidussoftware.com) (NASDAQ: CALD) is the leading provider of on-premise and on-demand Sales Performance Management (SPM) solutions to global companies across a broad range of industries. Our software allows innovative enterprises of all sizes to strategically manage incentive compensation, set quota targets, administer producers, and align territories, resulting in improved sales and distribution performance. Over 1.8 million salespeople, brokers, and channel representatives have their sales performance managed by Callidus Software's products.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including estimates of third quarter 2008 total revenues, operating expenses, and stock-based compensation expense, reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, timing and size of orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, uncertainty regarding SPM market, customer cancellations or non-renewal of maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, uncertainty regarding the demand for and profitability of our on-demand services, increased competition or new entrants in the marketplace, litigation and other risks detailed in Callidus' reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K for 2007 and its Form 10-Q for the first quarter ended March 31, 2008, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 408-808-6577, or from the Investor Relations section of Callidus Software's website (www.callidussoftware.com). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

© 1998-2008 Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, Callidus TrueAnalytics, TrueComp, TrueComp Grid, TrueComp Manager, TrueConnection, TrueFoundation, TrueInformation, TruePerformance, TruePerformance Index, TruePerformance Indicator, TrueMBO, TrueAllocation, TrueProducer, TrueQuota, TrueReferral, TrueResolution, TrueTarget and TrueService+ are trademarks, servicemarks, or registered trademarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

                          CALLIDUS SOFTWARE INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                (In thousands, except for per share data)
                               (unaudited)

                                    Three months ended  Six months ended
                                          June 30,          June 30,
                                    --------  --------  --------  --------
                                      2008      2007      2008      2007
                                    --------  --------  --------  --------

Revenues:
  License                           $  1,872  $  7,311  $  5,856  $ 15,669
  Subscription and support            10,051     5,965    18,335    11,461
  Services and other                  11,539    13,265    27,394    24,252
                                    --------  --------  --------  --------
    Total revenues                    23,462    26,541    51,585    51,382
Cost of revenues:
  License                                108       234       350       455
  Subscription and support (1)         3,670     2,464     6,949     5,496
  Services and other (1) (2)          10,571    12,392    23,363    21,740
                                    --------  --------  --------  --------
    Total cost of revenues            14,349    15,090    30,662    27,691
                                    --------  --------  --------  --------
Gross profit                           9,113    11,451    20,923    23,691
Operating expenses:
  Sales and marketing (1)              7,088     7,608    14,360    15,863
  Research and development (1)         3,465     3,895     7,150     8,093
  General and administrative (1)       3,339     3,519     6,733     7,421
  Restructuring                            -         -       397         -
                                    --------  --------  --------  --------
    Total operating expenses          13,892    15,022    28,640    31,377
                                    --------  --------  --------  --------
Operating loss                        (4,779)   (3,571)   (7,717)   (7,686)
Interest and other income, net           192       813       723     1,582
                                    --------  --------  --------  --------
Income (loss) before provision for
 income taxes                         (4,587)   (2,758)   (6,994)   (6,104)
Provision (benefit) for income
 taxes                                   122        87       343       108
                                    --------  --------  --------  --------
Net Income (loss)                   $ (4,709) $ (2,845) $ (7,337) $ (6,212)
                                    ========  ========  ========  ========

Basic net income (loss) per share   $  (0.16) $  (0.10) $  (0.25) $  (0.22)
                                    ========  ========  ========  ========
Diluted net income (loss) per share $  (0.16) $  (0.10) $  (0.25) $  (0.22)
                                    ========  ========  ========  ========

Shares used in basic per share
 computation                          29,989    28,909    29,873    28,762
                                    ========  ========  ========  ========
Shares used in diluted per share
 computation                          29,989    28,909    29,873    28,762
                                    ========  ========  ========  ========

(1) Stock-based compensation included in amounts above by category:

   Subscription and support              177        56       314       116
   Services and other                    359       204       649       405
   Sales and marketing                   597       274     1,086       541
   Research and development              331       207       621       532
   General and administrative            701       775     1,226     1,150
                                    --------  --------  --------  --------
     Total stock-based compensation $  2,165  $  1,516  $  3,896  $  2,744
                                    ========  ========  ========  ========

(2) Acquisition related
     asset amortization             $    500  $      -  $    917  $      -

                             CALLIDUS SOFTWARE INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                  (unaudited)

                                                        June 30,  December
Assets                                                    2008    31, 2007
                                                        --------  --------
Current assets:
  Cash and cash equivalents                             $ 29,736  $ 21,813
  Short-term investments                                  14,561    28,824
  Accounts receivable, net                                16,721    23,575
  Deferred income taxes                                      423       423
  Prepaid and other current assets                         5,217     4,038
                                                        --------  --------
        Total current assets                              66,658    78,673
Long-term investments                                      4,438         -
Property and equipment, net                                5,341     4,438
Goodwill                                                   3,716         -
Intangible assets, net                                     4,466     2,333
Deferred income taxes, noncurrent                             90        90
Deposits and other assets                                  1,436     1,913
                                                        --------  --------
        Total assets                                    $ 86,145  $ 87,447
                                                        ========  ========

Liabilities and Stockholders’ Equity

Current liabilities:
  Accounts payable                                      $  2,012  $  2,901
  Accrued payroll and related expenses                     5,014     7,326
  Accrued expenses                                         4,727     4,137
  Deferred revenue                                        20,206    15,231
                                                        --------  --------
        Total current liabilities                         31,959    29,595
Long-term deferred revenue                                 1,924     2,326
Other liabilities                                          1,802     1,089
                                                        --------  --------
        Total liabilities                                 35,685    33,010
                                                        --------  --------
Stockholders’ equity
  Common stock                                                30        30
  Additional paid-in capital                             206,782   203,110
  Accumulated other comprehensive income                     144       456
  Accumulated deficit                                   (156,496) (149,159)
                                                        --------  --------
        Total stockholders’ equity                        50,460    54,437
                                                        --------  --------
        Total liabilities and stockholders’ equity      $ 86,145  $ 87,447
                                                        ========  ========

Investor Relations Contact:
Ron Fior
408-808-6518
ir@callidussoftware.com

Press Contact:
Jock Breitwieser
408-975-6683
pr@callidussoftware.com